                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Olin Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
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[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                                  [LOGO] OLIN

                501 MERRITT 7, NORWALK, CONNECTICUT 06856-4500

                                                                 March 13, 1998

Dear Olin Shareholder:

  You are cordially invited to attend our 1998 Annual Meeting of Shareholders at 11:15 a.m. on Thursday, April 30th. The meeting will be held at Olin's offices at 501 Merritt 7, Norwalk, Connecticut.

  You will find information about the meeting in the enclosed Notice and Proxy Statement.

  We are pleased to announce that Randall W. Larrimore and Richard M. Rompala, each of whom was elected to the Board effective January 1998, are nominees for the first time. Mr. Larrimore is President and Chief Executive Officer of United Stationers Inc. and Mr. Rompala is President and Chief Executive Officer of The Valspar Corporation.

  Please be advised that, unlike previous years, we have not planned a communications segment or any multimedia presentations for the 1998 Annual Meeting. The only items of business on the agenda are the two regularly scheduled items, namely, the election of five directors and the ratification of our independent auditors.

  Whether or not you plan to attend, please sign and date the enclosed proxy card, and return the upper half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the lower half to be used as your admission card to the meeting.

  At last year's Annual Meeting more than 93% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year's meeting and we urge you to return your proxy card with your voting instructions as soon as possible.

                                                       Sincerely,

                                                  /s/ DONALD W. GRIFFIN

                                                  DONALD W. GRIFFIN
                                            Chairman, President and Chief
                                                  Executive Officer


                            YOUR VOTE IS IMPORTANT

                   YOU ARE URGED TO SIGN, DATE AND PROMPTLY
               RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

                               OLIN CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                           Norwalk, Connecticut
                                                          March 13, 1998

  The Annual Meeting of Shareholders of OLIN CORPORATION will be held at the offices of the Corporation at 501 Merritt 7, Norwalk, Connecticut, on Thursday, April 30, 1998, at 11:15 a.m., local time, to consider and act upon the following:

  (1) The election of five Directors.

  (2) Ratification of the appointment of independent auditors for 1998.

  (3) Such other business as may properly come before the meeting or any adjournment.

  The Board of Directors has fixed March 5, 1998 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                      By order of the Board of Directors:

                                      /s/ JOHNNIE M. JACKSON, JR.

                                      JOHNNIE M. JACKSON, JR.
                                              Secretary

                               OLIN CORPORATION

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 30, 1998

  This Proxy Statement is furnished to the shareholders of Olin Corporation ("Olin" or "Company") in connection with the solicitation by the Board of Directors ("Board") of Olin of proxies to be voted at the Annual Meeting of Shareholders to be held on April 30, 1998, and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by Olin prior to the meeting will be voted at the meeting. Where a shareholder directs in the proxy a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted for the election of directors as set forth below and in favor of the ratification of the appointment of independent auditors. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by giving notice in writing to the Secretary or by voting in person at the meeting.

  As of the date hereof, Olin does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment. The mailing address of Olin's principal executive office is 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500. This Proxy Statement and the related proxy card are being mailed to shareholders beginning on or about March 17, 1998.

                    SHARES OUTSTANDING AND ENTITLED TO VOTE

  The close of business on March 5, 1998 has been fixed as the record date for the meeting and any adjournment thereof. As of that date, there were approximately 48,526,200 shares of Olin common stock, $1 par value ("Common Stock"), outstanding, each of which is entitled to one vote. Of those shares of Common Stock outstanding, approximately 6,195,814 shares were held in the Olin Common Stock Fund of the Olin Corporation Contributing Employee Ownership Plan ("CEOP"), all of which are held by Wachovia Bank of North Carolina, N.A. ("Wachovia") as the Trustee of the CEOP. Each individual participating in the CEOP is entitled to instruct the Trustee how to vote all shares of Common Stock credited to the individual through the individual's contributions and through matching contributions by Olin. Shares of Common Stock held in the CEOP for which voting instructions are not received from CEOP participants or which are not credited to participants' accounts are voted by the Trustee in the same proportion as shares of Common Stock for which the Trustee has received instructions.

  ChaseMellon Shareholder Services, LLP ("CMSS") is Olin's registrar and transfer agent. For holders of Common Stock who participate in the Automatic Dividend Reinvestment Plan offered by CMSS, CMSS will vote any shares of Common Stock that it holds for the participant's account in accordance with the proxy returned by the participant covering his or her shares of record. If a participant does not send in a proxy for shares of record, CMSS will not vote Dividend Reinvestment shares of such participant.

                           CERTAIN BENEFICIAL OWNERS

  Except as indicated below, Olin knows of no person who was the beneficial owner of more than five percent of Olin Common Stock as of December 31, 1997.

                                         AMOUNT AND
                                         NATURE OF     PERCENT
      NAME AND ADDRESS OF BENEFICIAL     BENEFICIAL      OF
      OWNER                              OWNERSHIP      CLASS
      ------------------------------     ----------    -------
      Franklin Resources, Inc.           5,202,500(a)   10.6
      777 Mariners Island Boulevard
      San Mateo, CA 94403

      Scudder, Kemper Investments, Inc.  4,333,912(b)    8.9
      345 Park Avenue
      New York, NY 10154

      FMR Corp.                          4,037,150(c)    8.3
      82 Devonshire Street
      Boston, MA 02109

      T. Rowe Price Associates, Inc.     2,867,000(d)    5.9
      100 East Pratt Street
      Baltimore, MD 21202

--------
(a) Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Mutual Advisers, Inc. and Franklin Resources, Inc. ("FRI") have advised Olin in an amended
     Schedule 13G filing that the shares are owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment subsidiaries ("Adviser Subsidiaries") of FRI and such advisory contracts grant to such Adviser Subsidiaries all voting and investment power over such shares. It also reports that Franklin Mutual Advisers, Inc. has sole power to vote and sole dispositive power with respect to such shares.

(b) Scudder, Kemper Investments, Inc., a registered investment adviser ("Scudder"), has advised Olin in an amended Schedule 13G filing that it has sole dispositive power with respect to the shares, has sole power to vote with respect to 996,000 shares, and shared power to vote with respect to 3,051,600 shares. Scudder disclaims beneficial ownership of all the shares.

(c) Olin has been advised in an amended Schedule 13G filing as follows with respect to these shares: Fidelity Management & Research Company ("Fidelity") and Fidelity Management Trust Company ("FMTC") beneficially own 3,402,450 and 461,400 shares, respectively. Both are subsidiaries of FMR Corp. ("FMR"). Edward C. Johnson 3rd ("Johnson"), who is the Chairman of FMR, FMR, through its control of Fidelity, and its Funds each has sole dispositive power with respect to the 3,402,450 shares owned by the Funds. Neither Johnson nor FMR has sole voting power with respect to the shares owned by the Funds, which power rests with the Funds' Board of Trustees. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 461,400 shares, sole voting power over 346,900 shares and no voting power with respect to 114,500 of the shares. Additionally, Fidelity International Limited beneficially owns 173,300 shares, as to which it has sole voting power and sole dispositive power.

(d) T. Rowe Price Associates, Inc., a registered investment adviser, has advised Olin in a Schedule 13G filing that it has sole dispositive power with respect to the shares and sole voting power with respect to 500,800 shares. T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

                         ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes with the term of office of each class being three years, ending in different years. Four persons, as set forth below under "Nominees for Three-Year Terms Expiring in 2001", have been nominated by the Board for election as Class I Directors to serve until the 2001 Annual Meeting of Shareholders and until their successors have been elected. In addition, Mr. Richard M. Rompala has been nominated by the Board for election as a Class II Director to serve until the 1999 Annual Meeting of Shareholders and until his successor has been elected. The terms of the other directors will continue after the meeting as indicated below.

  Each of the nominees is a director at the present time. It is not expected that any of the nominees will be unable to serve as a director but if any are unable to accept election, it is intended that shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the Board, unless the number of directors is reduced.

  The election of each nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Votes withheld and shares held in street name ("Broker Shares") that are not voted in the election of directors will not be included in determining the number of votes cast.

                                           CLASS I
                       NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2001

  PHOTO RICHARD E. CAVANAGH, 51, is President and Chief Executive Officer of The Conference Board, Inc., a leading research and business membership organization. He has held this position since November 1995. Previously, he was Executive Dean of the John F. Kennedy School of Government at Harvard University for eight years. Prior to the position with Harvard, he spent 17 years with McKinsey & Company, Inc., the international management consulting firm, where he led the firm's public issues consulting practice. Mr. Cavanagh is a Trustee of the BlackRock Mutual Funds. He is also a Trustee of Wesleyan University and a director of Fremont Group and LCI International. He holds a BA degree from Wesleyan University and an MBA degree from the Harvard Business School. Olin director since 1996.



  PHOTO JOHN W. JOHNSTONE, JR., 65, retired in April 1996 as Chairman of the Board of Olin. In 1954, he joined Hooker Chemicals and Plastics Corporation, where he spent 22 years in various sales, marketing and management positions of increasing responsibility, leaving in 1975 to become President of the Airco Alloys division of Airco, Inc. He joined Olin in 1979 as Vice President and General Manager of the Chemicals Group's Industrial Products department. Mr. Johnstone became a corporate Vice President and President of the Chemicals Group in 1980, and an Executive Vice President of Olin in 1983. He was named President of Olin in 1985, Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman of the Board in 1988. He is a graduate of Hartwick College, where he received a BA degree in chemistry and physics and a Doctor of Science (Hon.). He has attended the Harvard Business School's Advanced Management Program. Mr. Johnstone is a trustee of Hartwick College. He is former Chairman of the Soap and Detergent Association and the Chemical Manufacturers Association. He is a director of Phoenix Home Mutual Life Insurance Company, McDermott International, Inc., Research Corporation Technologies, Inc. and Fortune Brands, Inc. Olin director since 1984.

  PHOTO JACK D. KUEHLER, 65, retired in 1993 as Vice Chairman of the Board of International Business Machines Corporation. He joined IBM in 1958 as an associate engineer in the San Jose Research Laboratory. Over the years, he played a significant management role in many of the corporation's advanced technologies. He served as Director of the Raleigh Communications Laboratory, Director of the San Jose Storage Products Laboratory and President of the Systems Product Division. In 1980, he was elected an IBM Vice President and named President of the General Technology Division. He became a member of the IBM Board in 1986, Executive Vice President in 1987, Vice Chairman and member of the Executive Committee in 1988 and President in 1989. He resumed the title of Vice Chairman in January 1993. He is a member of the National Academy of Engineering, a fellow of the Institute of Electrical and Electronics Engineers and a trustee of Santa Clara University (from which he graduated with a BS degree in mechanical engineering and an MS degree in electrical engineering). He is a director of Aetna Life and Casualty Company and the Parsons Corporation. Mr. Kuehler holds an honorary doctorate of science from Clarkson University and an honorary doctorate of engineering science from Santa Clara University. Olin director since 1986.



  PHOTO RANDALL W. LARRIMORE, 50, is President and Chief Executive Officer of United Stationers Inc., a wholesale distributor of office products, a position he has held since 1997. From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. He holds a BA degree from Swarthmore College and an MBA degree from the Harvard Business School. He is a member of the Executive Committee of the Office Products Council of the City of Hope, Commissioner of the Landmark Preservation Council of the Village of Winnetka and a member of the Board of Directors of the Evanston Hospital Corporation. Olin director since 1998.



                                          CLASS II
                           NOMINEE FOR ONE YEAR TERM EXPIRING 1999

  PHOTO RICHARD M. ROMPALA, 51, is Chairman, President and Chief Executive Officer of The Valspar Corporation, a manufacturer and distributor of paints and coatings, a position he has held since February 1998. He joined Valspar as President in 1994 and also became Chief Executive Officer in 1995. Prior to that time, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. Mr. Rompala holds a BA degree in Chemistry and BS degree in Chemical Engineering from Columbia University and an MBA degree from Harvard Business School. He is a director of Valspar and of Kerr-McGee Corporation. Olin director since 1998.



                                          CLASS II
                          DIRECTORS WHOSE TERMS CONTINUE UNTIL 1999

  PHOTO DONALD W. GRIFFIN, 61, is Chairman, President and Chief Executive Officer of Olin. He joined Olin in 1961 and from 1963 served in a variety of Brass Division marketing positions, including director of international business development and vice president, marketing. In 1983, he was elected a corporate Vice President and President of the Brass Group. In 1985, he was named President of the Winchester Group; in 1986, President of the Defense Systems Group; in 1987, Executive Vice President; in 1993, Vice Chairman-Operations; in 1994, President and Chief Operating Officer; in January 1996, Chief Executive Officer; and in April 1996, Chairman. He is a graduate of the University of Evansville, Evansville, IN and completed the Graduate School for Sales and Marketing Managers at Syracuse

              University, Syracuse, NY. Mr. Griffin is a director of A. C. Nielsen, Rayonier Inc. and Rayonier Forest Products Company. He is also a director of the Chemicals Manufacturing Association, the Sporting Arms and Ammunition Manufacturers Institute, the Wildlife Management Institute and the National Shooting Sports Foundation. He is on the Board of Trustees of the Buffalo Bill Historical Center and University of Evansville. He is a member of the American Society of Metals, the Association of the U.S. Army and the American Defense Preparedness Association. He is a life member of the Navy League of the United States and the Surface Navy Association. Olin director since 1990.

  PHOTO H. WILLIAM LICHTENBERGER, 62, is Chairman and Chief Executive Officer of Praxair, Inc., a position he assumed in 1992 when Praxair was spun off from Union Carbide Corporation. In 1986, Mr. Lichtenberger was elected a Vice President of Union Carbide Corporation and was appointed President of the Union Carbide Chemicals and Plastics Company, Inc. He was elected President and Chief Operating Officer and a director of Union Carbide Corporation in 1990. He resigned as an officer and director of Union Carbide Corporation upon Praxair's spin-off. Mr. Lichtenberger is a graduate of the University of Iowa where he majored in chemical engineering and has a masters degree in business administration from the State University of New York, Buffalo. He is a director of Ingersoll-Rand Company. He is on the Advisory Board of Western Connecticut State University, a director of the National Association of Manufacturers and a member of The Business Roundtable. He is Chairman of United Negro College Fund's Connecticut Corporate Campaign and a director of the Fairfield County Boy Scouts Advisory Board. Olin director since 1993.



  PHOTO G. JACKSON RATCLIFFE, JR., 62, is Chairman, President and Chief Executive Officer of Hubbell Incorporated, a position he has held since 1987. He holds an AB degree from Duke University and a JD degree from the University of Virginia. Mr. Ratcliffe is a member of the Board of Directors of The Aquarion Company and Praxair, Inc.; a member of the Board of Governors of the National Electrical Manufacturers Association (NEMA) and member of the Board of Trustees of the Manufacturers' Alliance for Productivity and Innovation, Inc. Olin director since 1990.



                                          CLASS III
                          DIRECTORS WHOSE TERMS CONTINUE UNTIL 2000

  PHOTO WILLIAM W. HIGGINS, 62, is Chairman, and a director of the Greenwich Emergency Medical Service, Greenwich, CT. Mr. Higgins retired as a Senior Vice President of The Chase Manhattan Bank, N.A. and a senior credit executive of its Institutional Bank in December 1990. He joined the bank in 1959 after receiving a BA degree from Amherst College and an MBA degree from Harvard Business School. He was appointed Assistant Treasurer in 1962, Second Vice President in 1965 and Vice President in 1968. He was appointed a Senior Vice President and a Credit Policy Executive in 1983. From 1979 to 1983, he served as Deputy Sector Credit Executive of the Corporate Industries Sector. Prior to that, he was Group Credit Officer of the Corporate Banking Department and before that District Executive of the Petroleum Division of the same Department. He is past President of the Belle Haven Landowners Association in Greenwich, a former member of the Representative Town Meeting in Greenwich, and a former trustee of the Canterbury School in New Milford, Connecticut. He is a director of The Greenwich Bank & Trust Company. Olin director since 1964.

  PHOTO ROBERT HOLLAND, JR., 57, is owner and Chief Executive Officer of Workplace Integrators, a steelcase office furniture dealer, and former Chairman of the Board of ROKHER-J, Inc., a holding company, an office he also held, in addition to the position of Chief Executive Officer of such company, during the period 1984-1987. From February 1995 to October 1996, he served as President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. From 1986 to 1995, he was also a member of Olin's Board of Directors. From 1988 to 1990, he was Vice President of Business Development and from 1990 to 1991 was Chairman of the Board of Gilreath Manufacturing, Inc. Mr. Holland was an independent business acquisition consultant from 1981 to 1984, a consultant with McKinsey & Company, Inc. from 1968 to 1981 and a partner from 1975 to 1981. He is a director of A. C. Nielsen, Frontier Corporation, Research Corporation, Tricon Global Restaurant and Trumark, Inc., a trustee of Mutual of New York, and Vice Chairman of the Board of Trustees, Spelman College, Atlanta, Georgia. Mr. Holland is also a director of the Harlem Junior Tennis Program. He holds a BS degree in mechanical engineering from Union College and an MS degree in business administration from the Bernard Baruch Graduate School of Business. Olin director since 1997.



  PHOTO SUZANNE D. JAFFE, 54, is a Managing Director of Hamilton & Company, an investment management consulting firm. From 1985 to 1993, Ms. Jaffe was a Managing Director of Angelo, Gordon & Co., L.P. From 1983 to 1985, she was Deputy Comptroller of New York State. She served under President Reagan on the Board of Trustees of the Social Security and the Medicare Trust Funds and was also a member of the ERISA Advisory Council of the Department of Labor. Ms. Jaffe received her BA degree from the University of Pennsylvania. She is currently a trustee of Fordham University and a director of Research Corporation. She is also a director of the International Women's Forum, past president of its affiliate, the New York Women's Forum, and a member of the Economic Club of New York and of the Foreign Policy Association. She is a director of AXEL Johnson Inc. and Creative Biomolecules Inc. Olin director since 1994.



  PHOTO JOHN P. SCHAEFER, 63, is President of the Research Corporation, a foundation, and Chairman of Research Corporation Technologies, Inc. Previously, he was President of the University of Arizona (1971-1982) and Professor of Chemistry at the University where he had been a member of the faculty since 1960. Before his appointment as President of the University, he served as head of its Department of Chemistry and Dean of its College of Liberal Arts. Dr. Schaefer received his BS degree in chemistry from the Polytechnic Institute of Brooklyn in 1955 and his Ph.D. degree from the University of Illinois in 1958. After postdoctoral studies at the California Institute of Technology, he taught chemistry at the University of California (Berkeley). Dr. Schaefer's research interests have been in the area of synthetic and structural chemistry. He served on the Board of Governors of the U.S.-Israeli Binational Science Foundation (1973-1978). He is a director of the Research Corporation and Research Corporation Technologies, Inc. Olin director since 1982.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

ATTENDANCE

  During 1997, the Board held nine meetings, including an all day meeting on corporate strategy with senior management. The average attendance by directors at meetings of the Board and committees of the Board on which they served was 96%. Each director attended at least 75% of such meetings, except for Mr. Lichtenberger who attended at least 72%.

COMMITTEES OF THE BOARD

  The current standing committees of the Board are an Audit Committee, a Compensation Committee, a Directors and Corporate Governance Committee and a Finance Committee. Committees were reorganized in April 1997 and the Corporate Responsibility Committee and Ad Hoc Committee on Corporate Governance, which each held one meeting in 1997, were discontinued.

  The Audit Committee advises the Board on internal and external audit matters affecting Olin, including recommendation of the appointment of independent auditors of Olin; reviews with such auditors the scope and results of their examination of the financial statements of Olin and any investigations and surveys by such auditors; reviews reports of and audits by Olin's Internal Audit Department; and reviews the presentation of Olin's financial results. The committee also advises the Board on compliance with Olin's Standards of Ethical Business Practices, on government and other compliance programs, on corporate and governmental security matters, monitors major litigation with a particular interest in the event there are claims that Olin has acted unethically or unlawfully. The Committee also has oversight responsibility for the implementation of the Corporation's Responsible Care(R) Codes and for compliance with legal mandates in the environmental, health and safety areas. The Audit Committee currently consists of Ms. Jaffe and Messrs. Cavanagh, Higgins (chair), Lichtenberger, Rompala and Schaefer. During 1997, four meetings of this committee were held.

  The Compensation Committee sets policy, develops and monitors strategies for, and administers the programs which compensate the Chief Executive Officer ("CEO") and other senior executives. The committee approves the salary plans for the CEO and other senior executives including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive guideline award. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans. The committee administers stock option plans and the Long Term Incentive Plan, issues an annual report on Executive Compensation that appears in the Proxy Statement, approves Executive and Change in Control Agreements, approves and adopts new qualified and non-qualified pension plans, approves terminations of qualified and non-qualified pension plans, approves the interest rate for deferred compensation arrangements, administers the Senior Executive Pension Plan, makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which the committee deems appropriate and reviews plans for management development and succession. The committee also advises the Board on the remuneration for members of the Board. The Compensation Committee currently consists of Messrs. Holland, Kuehler, Larrimore, Lichtenberger and Ratcliffe (chair). During 1997, four meetings of this committee and its predecessor were held.

  The Directors and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibility to the Corporation's stockholders relating to the selection and nomination of Directors, makes recommendations to the Board of Directors regarding the election of the Chief Executive Officer, reviews the nominees for other offices of the Company, annually evaluates the performance of the Chief Executive Officer, periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board of Directors, recommends to the Board of

Directors a slate of nominees to be proposed for election to the Board by stockholders at annual meetings and at other appropriate times, recommends individuals to fill any vacancies created on the Board of Directors, makes recommendations to the Board of Directors regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, assesses whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seeks out possible candidates for nomination and considers suggestions by stockholders, Management, employees and others for candidates for nomination and renomination as Directors, reviews and makes recommendations to the Board of Directors regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, reviews and advises the Board on such matters as protection against liability and indemnification, and assesses and reports annually to the Board on the performance of the Board itself as a whole. This committee will consider candidates recommended by shareholders for election as directors at annual meetings. Recommendations must be in writing and submitted to the Secretary of Olin by December 1, accompanied by a biography and the written consent of the candidate. The Directors and Corporate Governance Committee currently consists of Messrs. Cavanagh, Holland, Larrimore and Schaefer (chair). During 1997, two meetings of this committee were held.

  The By-laws require that advance notice of nominations for the election of directors to be made by a shareholder (as distinguished from a shareholder's recommendation to the Directors and Corporate Governance Committee) be given to the Secretary of Olin no later than 90 days before an annual meeting of shareholders or seven days following notice of special meetings of shareholders for the election of directors, together with the name and address of the shareholder and of the person to be nominated; a representation that the shareholder is entitled to vote at the meeting and intends to appear there in person or by proxy to make the nomination; a description of arrangements or understandings between the shareholder and others pursuant to which the nomination is to be made; such other information regarding the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission ("SEC") proxy rules; and the consent of the nominee to serve as a director if elected.

  The Finance Committee reviews, evaluates, and recommends changes, as appropriate, to Management's recommendations on long-term financial planning, policies and programs and recommends to the Board actions that most soundly accommodate Olin's needs for capital to meet its operating and growth objectives, reviews, evaluates, and recommends changes, as appropriate, to Management's recommendations on such matters as may bear upon Olin's short-term liquidity and financial flexibility, and recommends to the Board actions that most soundly accommodate Olin's financial objectives, reviews, evaluates, and recommends changes, as appropriate, to Management's recommendations relative to: quarterly dividend policy and payments, capital structure, financial risk management policy, and major capital and investment programs exceeding the authority of the Chief Executive Officer or not otherwise approved as part of the Company's capital plan, reviews and evaluates the investment and financial performance of the pension plan and CEOP funds, reviews and approves investment policies with respect to the pension plan and CEOP funds, approves the selection of CEOP investment options, consults with, and obtains reports from, the pension plans' and CEOP trustees and other fiduciaries, makes recommendations to the Board for charitable contributions (including recommendations for contributions to, and by, the Olin Corporation Charitable Trust), reviews and evaluates the Charitable Trust investment performance, annually reviews the contributions, financial condition and administration of the Olin Good Government Fund, and reviews, provides advice, and recommends changes, as appropriate, to Management's programs to maintain and improve shareholder relations. The Finance Committee currently consists of Ms. Jaffe and Messrs. Griffin, Higgins, Johnstone (chair), Kuehler, Ratcliffe and Rompala. During 1997, five meetings of this committee and its predecessor were held.

COMPENSATION OF DIRECTORS

  During 1997, each member of the Board was entitled to an annual retainer of $30,000, at least $25,000 of which was paid or credited in the form of shares of Common Stock as provided in the amended and restated 1997 Stock Plan for Nonemployee Directors and its predecessor plan (collectively, the "Directors Plan"). Generally speaking, the Directors Plan (i) provides for the granting annually of 204 shares of Common Stock to each non-employee director and the deferral of the payment of such shares until after such director ceases to be a member of the Board, (ii) provides for an additional annual grant of 500 shares of Common Stock to each non-employee director who is not eligible for any other pension benefits from Olin and the deferral of such shares to such directors' deferred stock account, (iii) provides for the granting to each non-employee director annually an amount of shares of Common Stock equal in value to $25,000 in lieu of a cash retainer, (iv) permits such director to elect to receive his or her quarterly meeting fees in the form of shares of Common Stock in lieu of cash, (v) permits such director to elect to receive in the form of shares of Common Stock the amount by which the annual retainer exceeds $25,000 ("Excess Retainer") in lieu of cash for such excess and (vi) permits such director to elect to defer any meeting fees and Excess Retainer paid in cash and any shares to be delivered under the Directors Plan. Deferred cash is credited with interest quarterly and deferred shares are credited with dividend equivalents. Deferred shares are paid out in shares of Common Stock. During 1997, directors who were not employees of Olin were paid a fee of $1,500 for each meeting of the Board and for each meeting of a committee of the Board attended, together with expenses incurred in the performance of their duties as directors. Committee chairs also received a $5,000 annual committee meeting fee. Deferred accounts under the Directors Plan are also paid out if there is a "Change in Control" as defined in such plan.

  Directors who are not officers or employees of Olin are also covered under the Company's matching gift plan whereby the Company will make a 100% match of gifts totalling up to $5,000 by the director to an eligible institution. Directors who are not officers or employees of Olin or one of its subsidiaries are covered while on Company business under Olin's business travel accident insurance policy which covers employees of the Company generally.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table sets forth the number of shares of Common Stock beneficially owned by each director and nominee for director, by the individuals named in the summary compensation table on page 13, and by all directors and current executive officers of Olin as a group, as reported to Olin by such persons as of January 30, 1998. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

                                                         NO. OF      PERCENT OF
                                                      COMMON SHARES   CLASS OF
                                                      BENEFICIALLY     COMMON
              NAME OF BENEFICIAL OWNER                 OWNED(a,b)     STOCK(c)
              ------------------------                -------------  ----------
Richard E. Cavanagh..................................       4,745       --
Donald W. Griffin....................................     411,149(d)    --
William W. Higgins...................................     262,291(e)    --
Robert Holland, Jr. .................................       4,560       --
Suzanne D. Jaffe.....................................       9,210       --
John W. Johnstone, Jr. ..............................     357,775       --
Jack D. Kuehler......................................      12,203       --
Randall W. Larrimore.................................       1,854       --
H. William Lichtenberger.............................       9,512       --
G. Jackson Ratcliffe, Jr. ...........................      15,321       --
Richard M. Rompala...................................       1,854       --
John P. Schaefer.....................................      11,318       --
Michael E. Campbell..................................     115,120       --
Anthony W. Ruggiero..................................      67,420       --
Peter C. Kosche......................................     162,128(d)    --
Leon B. Anziano......................................      63,190       --
Directors and executive officers as a group, includ-
 ing those named above (24 persons)..................   1,737,919       3.5

--------
(a) Included in this table with respect to officers are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Mr. Griffin) are certain shares of Common Stock credited to a deferred account for such directors pursuant to the arrangements described above under "Compensation of Directors" in the amounts of 4,499 for Mr. Cavanagh; 11,759 for Mr. Higgins; 1,954 for Mr. Holland; 7,964 for Ms. Jaffe; 1,653 for Mr. Johnstone; 12,203 for Mr. Kuehler; 1,354 for Mr. Larrimore; 9,112 for Mr. Lichtenberger; 13,321 for Mr. Ratcliffe; 1,354 for Mr. Rompala and 8,940 for Mr. Schaefer. Such shares so credited to these directors have no voting power.

(b) The amounts shown include shares that may be acquired within 60 days following January 30, 1998 through the exercise of stock options, as follows: Mr. Griffin, 260,202; Mr. Johnstone, 238,604; Mr. Campbell, 92,735; Mr. Ruggiero, 50,649; Mr. Kosche, 48,256; Mr. Anziano, 44,643;
     and all directors and executive officers as a group, including the named individuals, 971,366.

(c) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of Common Stock.

(d) Includes 95,666 shares held by a charitable foundation in which Mr. Griffin and Mr. Kosche, each of whom is an individual trustee, and share voting and investment power with Boatmen's Trust Company. Mr. Griffin and Mr. Kosche disclaim beneficial ownership of such shares.

(e) Includes 18,600 shares held in three trusts of which Mr. Higgins is a co-trustee, sharing voting and investment power; 84,220 shares held in two trusts of which his spouse is beneficiary and co-trustee; 66,974 shares held in five trusts of which Mr. Higgins is co-trustee and his children are beneficiaries and 79,538 shares held by his spouse. Mr. Higgins disclaims beneficial ownership of all such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Olin's officers and directors, and persons who own more than ten percent of a registered class of Olin's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Olin with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to Olin, or written representations that no Forms 5 were required, Olin believes that during the period January 1, 1997 to December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except Mr. Johnstone, a Director, and Mr. Joseph Rupp, an executive officer, through an administrative error at Olin, were late in filing a Form 4 for January 1997 for an exempt transaction.

                            EXECUTIVE COMPENSATION

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PROGRAM AS ADMINISTERED IN 1997

  The Compensation Committee has established competitive total compensation opportunities (and each component thereof) for the CEO and other executive officers that are targeted to the median of a group of 24 companies (the "comparator group") that are similar in size, scope of operations and represent businesses competing in the chemicals, metals and metal products industries. This peer group was adjusted to remove aerospace and defense companies reflecting the spin-off of the Aerospace and Ordnance businesses as Primex Technologies, Inc. Independent consultants provide the Committee with an annual assessment of Olin's relative positions within this comparator group with respect to performance and total compensation which includes each of the following components:

  . annual base salary

  . annual incentive bonus

  . long term incentive award

  Together, these three components comprise the total targeted compensation opportunity determined by the competitive analysis cited above. Once the total targeted compensation opportunity is determined for the CEO and the other named executive officers, the Compensation Committee, also with the advice of outside consultants, determines the appropriate mix of these three components, again using the competitive analysis. With the focus on creating alignment between the compensation program and shareholders' interest, there has been a shift in the mix of compensation elements to put greater emphasis on variable compensation. This shift is also consistent with competitive practice.

  The objectives of the Company's executive compensation policies and programs are to:

  . attract, motivate and retain the highest quality executives,

  . align executive interests with those of the company's shareholders, and

  . incentivize executives to achieve quantifiable financial and other strategic objectives in a manner consistent with the Company's values.

  The Company implemented the Economic Value Added (EVA(R)) business management system beginning in 1996 and uses this measurement system as the basis for the annual incentive bonus plan discussed below. EVA is a method of measuring a company's financial performance by taking its operating profit after taxes and subtracting a charge for the capital employed to create the profit. EVA will be positive when a company's return on capital exceeds its cost of capital.

  EVA is a registered trademark of Stern Stewart & Company.

ANNUAL BASE SALARY

  Effective January 1, 1997, the CEO's 1997 annual base salary was increased from $550,000 to $650,000. Factors considered by the Committee in setting his 1997 salary included analyses of the comparator group and our goal of moving the CEO's base salary to the median of this group. Additionally, 1996 was a very strong performance year, with significant, strategic accomplishments being recognized. The foregoing factors were utilized by our outside consultants in making their recommendation to the Committee. It is anticipated that the CEO's base salary will continue to be below the median of the comparator group for 1997, reflecting his relatively short tenure in the position.

  Also effective January 1, 1997, base salary adjustments were made for the other named executives, using the same comparative methodology cited above.

ANNUAL INCENTIVE BONUS

  Incentive bonuses were based on a formula using EVA performance. This formula called for the bonuses of the named executives to be determined solely on the basis of EVA performance for the Company versus a previously determined EVA target. The award was calculated solely by reference to the Company's financial results and without reference to any individual's non-financial performance. For 1997, the Company's actual EVA performance versus the predetermined target exceeded the goal. Under the bonus plan, the bonus award is credited to an individual's "bonus bank" from which only a predetermined portion of the bank balance is actually paid out as the bonus in a given year. For 1997, the predetermined payout was 50% of the bonus bank for the executive officers. The remaining balance is held in the bank and remains at risk. It will be available for pay out over subsequent years if EVA performance is sustained. This banking feature imparts a longer term component to the plan, serves to smooth out the payouts through economic cycles and provides a retention element.

  The CEO's bonus was determined under the Senior Management Incentive Compensation Plan in accordance with the EVA incentive formula. For 1997, under the EVA bonus formula, the CEO's bonus payout was $625,308. His 1997 ending bank balance of $625,307 will be taken into account under the EVA formula in computing his 1998 bonus award.

  The actual bonus awards for the Executive Vice President, the Chief Financial Officer, and the Senior Vice President, Corporate Affairs were determined in accordance with the EVA formula. The other named executive, a Division President, had his EVA performance weighted 75% for his Division's EVA performance and 25% for the total Company performance. Otherwise, his actual bonus award and payout was determined in the same fashion, with EVA performance being the sole determinant of his award.

LONG TERM INCENTIVE AWARD

  As explained above, the Compensation Committee determined the long term incentive award opportunity for each named executive in early 1997. A long term incentive plan in the form of stock option grants provides the strongest and simplest linkage to shareholder interests. The CEO and other named executives received stock option grants in 1997 with an option price set at the fair market value of Common Stock on the date of the grant. This option grant vests one-third each year beginning in 1998 and has a ten year term.

January 29, 1998                              G. JACKSON RATCLIFFE, JR.,
                                              CHAIRMAN
                                              ROBERT HOLLAND, JR.
                                              JACK D. KUEHLER
                                              H. WILLIAM LICHTENBERGER

  The following table shows for the Chief Executive Officer and the other four most highly compensated executive officers of Olin cash compensation for the fiscal years 1995-1997.

                          SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION            LONG TERM COMPENSATION
                         -------------------------------- ------------------------------
                                                                AWARDS(a)       PAYOUTS
                                                          --------------------- --------
                                                  OTHER                                     ALL
   NAME AND PRINCIPAL                            ANNUAL   RESTRICTED SECURITIES            OTHER
     POSITION AS OF                              COMPEN-  STOCK UNIT UNDERLYING   LTIP    COMPEN-
   DECEMBER 31, 1997     YEAR  SALARY   BONUS   SATION(b)   AWARDS    OPTIONS   PAYOUTS  SATION(c)
   ------------------    ---- -------- -------- --------- ---------- ---------- -------- ---------
Donald W. Griffin....... 1997 $650,004 $625,308  $35,172   $      0    75,000   $310,817  $59,910
 Chairman, President &   1996  550,000  702,718   43,672          0   121,950    389,960   27,475
 Chief Executive Officer 1995  412,500  480,000   50,957          0    24,074          0   20,981

Michael E. Campbell..... 1997 $350,004 $287,529  $14,928   $      0    30,000   $ 79,076  $30,654
 Executive Vice          1996  300,000  451,359   17,367          0    60,974    114,082   16,975
 President               1995  240,006  165,000   13,722          0     7,407          0   14,157

Anthony W. Ruggiero(d)..
 Senior Vice President   1997 $375,000 $262,404  $14,491   $      0    30,000   $ 94,296  $35,605
 and Chief Financial     1996  350,000  401,359   17,071          0    60,794          0   22,434
 Officer                 1995  116,668  100,000    2,439    650,000    10,225          0    6,556

Peter C. Kosche......... 1997 $300,000 $200,195  $13,356   $      0    20,000   $ 67,757  $27,639
 Senior Vice President   1996  250,008  200,777   10,779          0    30,487     86,900   14,875
                         1995  195,006  145,000   10,515          0     5,924          0   11,675

Leon B. Anziano......... 1997 $275,004 $207,118  $ 9,228   $      0    15,000   $ 79,076  $28,357
 Vice President          1996  250,000  336,619   11,467          0    30,487    128,609   14,875
                         1995  240,000  185,000   14,154          0     7,407          0   14,012

--------
(a) All awards shown reflect an equitable adjustment made pursuant to the anti-dilution provisions of the plans for a 2-for-1 stock split effective October 30, 1996 and an equitable adjustment made pursuant to such provisions as a result of the spin-off of Primex Technologies, Inc.
(b) Includes dividend equivalents on outstanding performance share units paid at the same rate as dividends paid on Olin Common Stock. Also includes tax gross-ups paid for imputed income on use of company-provided automobiles.
(c) Amounts reported in this column for 1997 are comprised of the following items:

                                                                     VALUE OF
                                                                   SPLIT-DOLLAR
                                  CEOP  SUPPLEMENTAL  TERM LIFE   LIFE INSURANCE
                                 MATCH    CEOP(1)    INSURANCE(2)  PREMIUMS(3)
                                 ------ ------------ ------------ --------------
    D. W. Griffin............... $6,578   $19,325       $4,632       $29,375
    M. E. Campbell..............  7,003     6,950        4,632        12,069
    A. W. Ruggiero..............  7,519     8,025        6,638        13,423
    P. C. Kosche................  7,078     4,850        4,632        11,079
    L. B. Anziano...............  6,641     4,538        4,632        12,546

   --------
   (1) The Supplemental CEOP permits participants in the CEOP to make contributions, and Olin to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations.
   (2) Under Olin's key executive insurance program, additional life insurance is provided and monthly payments are made to the spouse and dependent children of deceased participants.
   (3) The amount of the premium shown represents the full dollar amount of the premium Olin paid in 1997 for the whole life insurance and to fund the retiree death benefit. Such amounts also include retroactive premiums which Olin paid to cover a period of time during which some premiums were suspended due to the financial instability of the insurance carrier.
(d) Mr. Ruggiero joined Olin as Senior Vice President and Chief Financial Officer in August 1995. All of his restricted stock units vest on August 30, 2000, subject to continued employment, and are paid out on the vesting date in the form of shares of Common Stock on a 1-for-1 basis. At December 31, 1997 the units totaled 20,426 and were valued on such date at $957,469 using the closing price of the Common Stock on December 31, 1997 as reported on the consolidated transaction reporting system relating to New York Stock Exchange issues.

                              STOCK OPTION PLANS

  Under Olin's Stock Option Plans, options to purchase shares of Common Stock have been granted to key employees selected by the Compensation Committee. The option price may not be less than the fair market value of Common Stock on the date of grant and options may not be exercised later than ten years from such date. Instead of requiring an optionee to pay cash, the Compensation Committee may permit the delivery of already-owned Common Stock, valued at the fair market value on the date of exercise, in payment for the exercise price of options. Except for anti-dilution adjustments, options do not expressly provide for repricing or adjustments to the exercise price.

  The following table sets forth as to the individuals named in the summary compensation table on page 13, information relating to options granted by Olin from January 1, 1997 through December 31, 1997.

               OPTION GRANTS OF COMMON STOCK IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS(a)
                         --------------------------------------------------------------------------------
                         NUMBER OF    % OF TOTAL                          POTENTIAL REALIZABLE VALUE AT
                         SECURITIES    OPTIONS                            ASSUMED RATES OF STOCK PRICE
                         UNDERLYING    GRANTED                               APPRECIATION FOR OPTION
                          OPTIONS       TO ALL                                     TERM(d)(e)
                          GRANTED     EMPLOYEES    EXERCISE  EXPIRATION ---------------------------------
NAME                       (a,b)    IN FISCAL YEAR PRICE (c)    DATE    0%        5%            10%
----                     ---------- -------------- --------- ---------- --- -------------- --------------
D.W. Griffin............   75,000        12.5%      $38.63    1/29/07    $0 $    1,822,065 $    4,617,470
M.E. Campbell...........   30,000         5.0%       38.63    1/29/07     0        728,826      1,846,988
A.W. Ruggiero...........   30,000         5.0%       38.63    1/29/07     0        728,826      1,846,988
P.C. Kosche.............   20,000         3.3%       38.63    1/29/07     0        485,884      1,231,325
L.B. Anziano............   15,000         2.5%       38.63    1/29/07     0        364,413        923,494
All Stockholders........      N/A        N/A           N/A        N/A     0  1,187,498,862  3,009,355,204
All Optionees...........  599,200       100.0%       38.77        (f)     0     14,473,196     36,806,621

--------
(a) Options were awarded on January 30, 1997. One-third of the grant becomes exercisable on each January 30 beginning in 1998.
(b) Under the Stock Option Plan, the Compensation Committee, in its discretion, may grant stock appreciation rights ("SAR's") to optionees. To date, no such SAR's have been granted. Each such right will relate to and have the same terms and conditions, including restrictions, as a specific option granted, together with such additional terms and conditions as the Compensation Committee may prescribe.
(c) The exercise price of the options reflects the fair market value of Common Stock on the date of grant.
(d) No gain to the optionees is possible without appreciation in the stock price which will benefit all shareholders commensurately. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the SEC and therefore are not intended to forecast possible future appreciation of Olin's stock price or to establish any present value of the options.
(e) Realizable values are computed based on the number of options which were granted in 1997 and which were still outstanding at year-end.
(f) The expiration dates of options granted during fiscal 1997 are 1/29/07 and 9/24/07.

  The following table sets forth as to the individuals named in the summary compensation table on page 13, information regarding options exercised during 1997 and the value of in-the-money outstanding options at the end of 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                NUMBER OF SECURITIES       AGGREGATE VALUE OF
                                               UNDERLYING UNEXERCISED   UNEXERCISED, IN-THE-MONEY
                           SHARES                OPTIONS AT 12/31/97     OPTIONS AT 12/31/97(a)
                          ACQUIRED    VALUE   ------------------------- -------------------------
NAME                     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
D. W. Griffin...........    7,458    $117,762   194,551      156,301    $3,620,291   $1,244,799
M. E. Campbell..........    1,328      20,969    62,410       70,650     1,089,950      560,558
A. W. Ruggiero..........        0           0    20,324       80,875       156,596      715,314
P. C. Kosche............    1,368      33,434    31,426       40,326       546,580      321,512
L. B. Anziano...........        0           0    29,480       35,326       475,852      280,287

--------
(a) Value was computed as the difference between the exercise price and the $46.875 per share closing price of Olin Common Stock on December 31, 1997, as reported on the consolidated transaction reporting system relating to New York Stock Exchange issues.

                Comparison of Five Year Cumulative Total Return
             Among Olin Corporation, the S & P Industrials Index
                         and  the S&P Chemicals Index*

                                  LINE GRAPH

                     12/92   12/93     12/94     12/95     12/96     12/97
Olin Corporation      100     113       123       186       193       259
S&P Industrials       100     109       113       152       187       246
S&P Chemicals         100     112       129       169       223       275




* $100 invested on 12/31/92 in stock or index, including reinvestment of dividends, Fiscal Year ending December 31. The graph reflects distributions received in connection with the spin-off of Primex Technologies, Inc. as a dividend. Such dividend is assumed to have been reinvested in Olin Common Stock as of January 7, 1997.

EXECUTIVE AGREEMENTS

  Each of the executive officers named in the table on page 13 and seven other employees have agreements with Olin which provide, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment other than for cause and termination at the election of the individual to leave Olin under certain circumstances), the individual will receive a lump sum severance payment from Olin equal to 12 months' salary plus the greater of (a) the average incentive compensation award paid from Olin during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing severance or disability plans of Olin. In the event that a "Change in Control" of Olin occurs, and there is a covered termination, the individual will receive three times the severance payment. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment, and in certain cases, insurance coverage will be extended beyond such period. The agreements also provide for certain outplacement services. The agreements will expire on September 30, 2002, unless prior to that date there is a "Change in Control" of Olin, in which event they will expire on the later of September 30, 2002 or three years following the date of the "Change in Control". A "Change in Control" would occur if Olin ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than an Olin employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; or all or substantially all of Olin's business is disposed of in a transaction in which Olin is not the surviving corporation or Olin combines with another company and is the surviving corporation (unless Olin shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company). Each agreement provides that the individual agrees to remain in Olin's employ for six months after a "Potential Change in Control" of Olin has occurred. The agreements provide that payments made thereunder or under any change in control provision of an Olin compensation or benefit plan which are subject to "excess parachute payment" tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of Olin's benefit and compensation plans, including its EVA annual incentive bonus plan, also contain "change-in-control" provisions.

RETIREMENT BENEFITS

  The Olin Corporation Employees Pension Plan, together with two supplementary plans (collectively, the "Pension Plan"), provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62). Directors who are not also employees of Olin are not eligible to participate in the Pension Plan. The Olin Corporation Employees Pension Plan is a tax-qualified plan, and benefits are payable only with respect to current compensation. Under one of the supplementary plans mentioned above, Olin pays a supplemental pension, based on the formula described in the next succeeding paragraph, on deferred compensation (including deferred incentive compensation). Under the other supplementary plan, Olin will pay employees affected by the limitations imposed by the Internal Revenue Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

  "Compensation" for purposes of the Pension Plan represents average cash compensation per year (salary and bonus shown in the summary compensation table on page 13) received for the highest three years during the ten years up to and including the year in which an employee retires. The normal retirement allowance is 1.5% of "Compensation" as so defined multiplied by the number of years of benefit service, less an amount of the employee's primary Social Security benefit not to exceed 50% of such Social Security benefit.

  Under the Senior Executive Pension Plan (the "Senior Plan"), Olin will pay retirement benefits to certain senior executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of "Compensation" (as defined above), less payments from the Pension Plan, any other Olin pension, pension benefits from other employers, and Social Security benefits, as set forth above. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of 3% for each year of service in a senior executive position and in all cases are reduced by payments under the Pension Plan which accrued during the period the employee was in the Senior Plan and 50% of the employee's primary social security benefit. The Senior Plan will also provide benefits to the executive's surviving spouse equal to 50% of the executive's benefits. Payment of benefits under the Senior Plan is not automatic, notwithstanding satisfaction of its service requirements, but is subject to plan provisions regarding suspension of benefit accruals and cessation of benefits. The Senior Plan and the other two supplementary plans provide that unless the participant elects installment payments, the participant will receive benefits under these plans in a lump sum upon retirement if the lump sum would exceed $100,000. The Compensation Committee may remove a participant from the Senior Plan for cause as defined in such plan, and no payments will be made if the participant voluntarily terminates employment without the committee's consent.

  The Olin Corporation Employees Pension Plan provides that if, within three years following a "Change in Control" of Olin, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected participants (and retired participants) to absorb any plan surplus.

  Each of the Senior Plan and the two supplementary plans mentioned above provides that in the event of a "Change in Control", Olin will pay each participant a lump sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by Olin to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the "Change in Control". The agreements described under "Executive Agreements" above provide that an executive officer who is less than age 55 at the time of a "Change in Control" will, for purposes of calculating the above lump sum payment under the Senior Plan, be treated as if he had retired at age 55, with the lump sum payment being calculated on the basis of service to the date of a "Change in Control".

  The following table shows the maximum combined amounts payable annually on normal retirement under the Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

                              PENSION PLAN TABLE

                                        YEARS OF SERVICE
                 --------------------------------------------------------------
  REMUNERATION   10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS 40 YEARS
  ------------   -------- -------- -------- -------- -------- -------- --------
$ 200,000....... $ 60,000 $ 90,000 $100,000 $100,000 $100,000 $105,000 $120,000
  300,000.......   90,000  135,000  150,000  150,000  150,000  157,500  180,000
  400,000.......  120,000  180,000  200,000  200,000  200,000  210,000  240,000
  500,000.......  150,000  225,000  250,000  250,000  250,000  262,500  300,000
  600,000.......  180,000  270,000  300,000  300,000  300,000  315,000  360,000
  700,000.......  210,000  315,000  350,000  350,000  350,000  367,500  420,000
  800,000.......  240,000  360,000  400,000  400,000  400,000  420,000  480,000
  900,000.......  270,000  405,000  450,000  450,000  450,000  472,500  540,000
 1,000,000......  300,000  450,000  500,000  500,000  500,000  525,000  600,000
 1,100,000......  330,000  495,000  550,000  550,000  550,000  577,500  660,000
 1,200,000......  360,000  540,000  600,000  600,000  600,000  630,000  720,000
 1,300,000......  390,000  585,000  650,000  650,000  650,000  682,500  780,000
 1,400,000......  420,000  630,000  700,000  700,000  700,000  735,000  840,000
 1,500,000......  450,000  675,000  750,000  750,000  750,000  787,500  900,000
 1,600,000......  480,000  720,000  800,000  800,000  800,000  840,000  960,000

  Credited years of service for the named executive officers as of December 31, 1997 are as follows: Mr. Griffin, 36.6 years (16.8 years under the Senior
Plan); Mr. Campbell, 19.6 years (10.3 years under the Senior Plan); Mr. Ruggiero, 2.3 years (2.3 years under the Senior Plan); Mr. Kosche, 24.8 years (4.6 years under the Senior Plan); and Mr. Anziano, 24.1 years (10.0 years under the Senior Plan).

DEFERRALS

  Under Olin's compensation plans and arrangements, all participants therein, including directors, may defer payment of salaries, director compensation and incentive compensation to cash and phantom stock accounts.

                  ITEM 2--APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors of Olin for the year 1998. The appointment of this firm was recommended to the Board by its Audit Committee.

  The submission of this matter to shareholders at the Annual Meeting is not required by law or by the By-laws. The Board of Directors of Olin is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its appointment of KPMG Peat Marwick LLP as independent auditors.

  A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

  The ratification of the appointment of independent auditors for 1998 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS OLIN'S INDEPENDENT AUDITORS FOR 1998.

                                 MISCELLANEOUS

  Olin will pay the entire expense of this solicitation of proxies.

  Georgeson & Company Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and telegraph, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. Olin will pay Georgeson & Company Inc. a fee of $10,500 covering its services and will reimburse Georgeson & Company Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Olin.

SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented to Olin's 1998 Annual Meeting of Shareholders must be received at Olin's principal executive offices by November 17, 1998 for inclusion in Olin's proxy statement and form of proxy for that meeting. All such proposals must be in writing and addressed to the Corporate Secretary, Olin Corporation, 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500.

                                          By order of the Board of Directors:

                                          /s/ JOHNNIE M. JACKSON, JR.

                                          JOHNNIE M. JACKSON, JR.
                                                Secretary

Dated: March 13, 1998

                       [LOGO] PRINTED ON RECYCLED PAPER

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE

--------------------------------------------            The Board of Directors recommends a vote FOR Items 1 and 2.
            OLIN CORPORATION
--------------------------------------------            1. Election of the following nominees as Directors:
                 CEOP                                                                                     FOR ALL    WITH-  FOR ALL
                                                                                                         NOMINEES    HOLD   EXCEPT
                                                                Richard E. Cavanagh
                                                                John W. Johnstone, Jr.                    [     ]    [    ]  [    ]
                                                                Jack D. Kuehler
                                                                Randall W. Larrimore
                                                                Richard M. Rompala

Mark box at right if an address change or    [   ]      NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK
comment has been noted on the reverse side   [   ]      THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE
of this card.                                           NOMINEE(S).  YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).


                                                                                                      FOR       AGAINST      ABSTAIN
                                                        2. Ratification of appointment of           [     ]     [     ]     [      ]
                                                           independent auditors.





                                                        PLEAE MARK, DATE, SIGN EXACTLY AS YOUR NAME APPEARS HEREON, AND RETURN
                                                        THIS FORM IN THE ENCLOSED ENVELOPE TO WACHOVIA SHAREHOLDER SERVICES,
                                ------------------      PROXY TABULATION DEPT., P.O. BOX 9396, BOSTON, MA  02205-9975
Please be sure to sign and date this Proxy.  [Date]
--------------------------------------------------      Common Stock credited to participants' accounts for which no written instruction is received by the Trustee before the meeting date will be voted in the same proportion as instructed shares of that class. This form constitutes a direction to so vote.
-----Shareholder sign here------------------------

DETACH CARD                                                                                                            DETACH CARD

                       CONFIDENTIAL VOTING INSTRUCTIONS

          TO THE WACHOVIA BANK, N.A. AS TRUSTEE ("TRUSTEE") UNDER THE OLIN CORPORATION CONTRIBUTING EMPLOYEE OWNERSHIP PLAN ("CEOP")

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   I hereby instruct the Trustee to vote in person or by proxy all Common Stock of Olin Corporation ("Olin") credited to me which I am entitled to vote under the CEOP at the Annual Meeting of Shareholders of Olin to be held on April 30, 1998 and at any adjournment, (a) on the following matters, as indicated on the reverse side, OR IF A CONTRARY CHOICE IS NOT INDICATED, THEN FOR ITEMS 1 AND 2 and (b) on any other matter which may properly come before the meeting.

HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

-----------------------------------             --------------------------------

-----------------------------------             --------------------------------

-----------------------------------             --------------------------------

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE

--------------------------------------------            The Board of Directors recommends a vote FOR Items 1 and 2.
            OLIN CORPORATION
--------------------------------------------            1. Election of the following nominees as Directors:
             PRIME PLAN                                                                                   FOR ALL    WITH-  FOR ALL
                                                                                                         NOMINEES    HOLD   EXCEPT
                                                                Richard E. Cavanagh
                                                                John W. Johnstone, Jr.                    [     ]    [    ]  [    ]
                                                                Jack D. Kuehler
                                                                Randall W. Larrimore
                                                                Richard M. Rompala

Mark box at right if an address change or    [   ]      NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK
comment has been noted on the reverse side   [   ]      THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE
of this card.                                           NOMINEE(S).  YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).


                                                                                                      FOR       AGAINST      ABSTAIN
                                                        2. Ratification of appointment of           [     ]     [     ]     [      ]
                                                           independent auditors.





                                                        PLEAE MARK, DATE, SIGN EXACTLY AS YOUR NAME APPEARS HEREON, AND RETURN
                                                        THIS FORM IN THE ENCLOSED ENVELOPE TO WACHOVIA SHAREHOLDER SERVICES,
                                ------------------      PROXY TABULATION DEPT., P.O. BOX 9396, BOSTON, MA  02205-9975
Please be sure to sign and date this Proxy.  [Date]
--------------------------------------------------      Common Stock credited to participants' accounts for which no written instruction is received by the Trustee before the meeting date will be voted in the same proportion as instructed shares of that class. This form
-----Shareholder sign here------------------------      constitutes a direction to so vote.

DETACH CARD                                                                                                            DETACH CARD

                       CONFIDENTIAL VOTING INSTRUCTIONS

          TO THE WACHOVIA BANK, N.A. AS TRUSTEE ("TRUSTEE") UNDER THE PRIMEX TECHNOLOGIES, INC. RETIREMENT INVESTMENT MANAGEMENT EXPERIENCE PLAN ("PRIME PLAN")


       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OLIN CORPORATION

   I hereby instruct the Trustee to vote in person or by proxy all Common Stock of Olin Corporation ("Olin") credited to me which I am entitled to vote under the PRIME PLAN at the Annual Meeting of Shareholders of Olin to be held on April 30, 1998 and at any adjournment, (a) on the following matters, as indicated on the reverse side, OR IF A CONTRARY CHOICE IS NOT INDICATED, THEN FOR ITEMS 1 AND 2 and (b) on any other matter which may properly come before the meeting.

HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

-----------------------------------             --------------------------------

-----------------------------------             --------------------------------

-----------------------------------             --------------------------------

                                                                   PROXY
                                OLIN CORPORATION
                        501 MERRITT 7, NORWALK, CT 06856

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          WILLIAM W. HIGGINS, DONALD W. GRIFFIN, and G. JACKSON RATCLIFFE, JR., or any of them, with full power of substitution, are hereby appointed proxies to vote all Common Stock of the undersigned in Olin Corporation which the undersigned would be entitled to vote on all matters which may come before the Annual Meeting of Shareholders to be held at Norwalk, Connecticut, on April 30, 1998, at 11:15 a.m. and at any adjournment.

          This Proxy will be voted as directed by the shareholder on the items listed on the reverse side. IF NO CONTRARY DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. Should any nominee be unable to serve, this Proxy may be voted for a substitute selected by the Board of Directors.

        COMMENTS/ADDRESS CHANGE: PLEASE MARK BOX ON REVERSE SIDE


PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE, WHERE IT IS CONTINUED,
                    THEN RETURN IT IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------
                DIRECTIONS TO THE OLIN CORPORATION HEADQUARTERS
                        501 Merritt 7, Norwalk, CT 06856
--------------------------------------------------------------------------------

 501 MERRITT 7 IS LOCATED ON ROUTE 7 JUST OFF EXIT 40B OF THE MERRITT PARKWAY.

          Route 7 connects with the Merritt Parkway and I-95 to the south and I-84 to the North (in Danbury). Other local highways are Route 1, Route 53, and Route 123.

  From I-95 (North or South)

                                           From Merritt Parkway (North or
                                           South)

  Take Exit 15, (Route 7                   Take Exit 40B, Route 7 north.
  connector). Follow the connector         At the end of the ramp,
  to the end, approximately 3              turn right (north) onto Route
  miles. Turn right at the traffic         7. The Merritt 7 complex will
  light. At bottom of the hill             be visible on the left, and at
  ("T" intersection), turn right           the first traffic light turn
  (south) onto Route 7. Make a             left into complex.
  right turn at the light into 501
  Merritt 7.

                                                                   Please mark
                                                                   your votes
                                                                   this way
                                                                   [X]
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR ITEMS 1 AND 2.


                                    FOR        WITHHELD
                                               FOR ALL
                                    (except as noted below)
Item 1--  ELECTION OF DIRECTORS      [_]       [_]                                                          FOR   AGAINST  ABSTAIN
          Nominees:                                                         Item 2-- RATIFICATION OF        [_]    [_]        [_]
          Richard E. Cavanagh                                               APPOINTMENT
          John W. Johnstone, Jr.                                            OF INDEPENDENT
          Jack D. Kuehler                                                   AUDITORS
          Randall W. Larrimore
          Richard M. Rompala


WITHHELD FOR: (Write that nominee's name in the space
provided below).
-------------------------                                                                                       YES      NO
                                                                            WILL ATTEND MEETING                 [_]      [_]
                                                                            COMMENTS/ADDRESS CHANGE
                                                                            (use space on reverse side)         [_]      [_]


Signature(s) _________________________________________    Date ________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                OLIN CORPORATION
                      501 MERRITT 7, NORWALK, CONNECTICUT


        Dear Shareholder:

You are invited to attend our 1998 Annual Meeting of Shareholders at 11:15 a.m. on Thursday, April 30th at the offices of Olin Corporation, 501 Merritt 7, Norwalk, Connecticut.

This is your admission card. If you plan to attend, please mark the box on your proxy. Be sure to bring the card with you to the Meeting. On the back are directions showing how to reach the offices of the Corporation by automobile.

                                       Sincerely,

                                       Johnnie M. Jackson, Jr.
                                       Secretary